LICENSE AGREEMENT

between

OcuSense Inc.

and

The Regents of the University of California

for

CASE NO. SD2002-180

"Volume Independent Tear Film Osmometer"

***The following provisions of this Agreement have been omitted pursuant to a request for confidential treatment and have been filed separately with the U.S. Securities and Exchange Commission: Article 3 in its entirety (consisting of four pages) and a portion of Section 4.3.

TABLE OF CONTENTS

Article 1: Definitions ……………………………………………………………………………………………………………………………………………………………………….……. Page 4

Article 2: Grants …………………………………………………………………….……………………………………………………………………………………………………….….... Page 6

Article 3: Considerations………………………………………………………………………………………………………………………………………………...………………….…… Page 7

Article 4: Reports, Records and Payments ……………………………………………………………………………………………………………………..……………………………... Page 11

Article 5: Patent Matters …………………………………………………………………………………………………………………………………………….………………………….. Page 13

Article 6: Governmental Matters ………………………………………………………………………………………………………………………….........………………………………. Page 15

Article 7: Termination of Agreement ……………………………………………………………………………………………………………........………………………………………... Page 15

Article 8: Limited Warranty and Indemnification ………………………………………………………………………………………………………………………......………………… Page 16

Article 9: Use of Names and Trademarks ………………………………………………………………………………………………………………………….......……………………… Page 17

Article 10: Miscellaneous Provisions …………………………………………………………………………………………………………………………………………......…………... Page 18

Exhibit A: Certificate of Incorporation ………………………………………………………………………….……………………………………………………………………………… A-l

LICENSE AGREEMENT

THIS AGREEMENT ("Agreement") is made by and between OcuSense Inc., a Delaware corporation, having an address at 11959 Mayfield Avenue, #4, Los Angeles, California 90049 ("LICENSEE") and The Regents of The University of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 ("UNIVERSITY"), represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer & Intellectual Property Services, Mail-code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 ("UCSD").

THIS AGREEMENT is effective on the date of the last signature ("Effective Date").

RECITALS

WHEREAS, the inventions disclosed in UCSD Case Docket No. SD2002-180 and titled "Volume Independent Tear Film Osmometer" ("Invention"), were made in the course of research at UCSD by Benjamin D. Sullivan (hereinafter, the "Inventor") and are covered by Patent Rights as defined below;

WHEREAS, the research was sponsored in part by the Government of the United States of America and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations;

WHEREAS, the Inventor is an employee of UCSD, and is obligated to assign all of his right, title and interest in the Invention to UNIVERSITY;

WHEREAS, the founder of LICENSEE entered into a secrecy agreement (UC Control No.2003-20-0193) with UNIVERSITY, effective October 21, 2002 ("Secrecy Agreement"), for the purpose of evaluating the Invention;

WHEREAS, the founder of LICENSEE entered into a Letter of Intent (UC Control No.2003-30-0222) with UNIVERSITY, effective November 12, 2002, ("Letter of Intent"), for the purpose of negotiating this Agreement;

WHEREAS, UNIVERSITY is desirous that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE is desirous of obtaining certain rights from UNIVERSITY to commercially develop, use, and sell the Invention, and the UNIVERSITY is willing to grant such rights; and

WHEREAS, LICENSEE understands that UNIVERSITY may publish or otherwise disseminate information concerning the Invention at any time and that LICENSEE is paying consideration thereunder for its early access to the Invention, not continued secrecy therein.

NOW, THEREFORE, the parties agree:

ARTICLE 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1
"Affiliate" means any corporation or other business entity in which LICENSEE owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an "Affiliate" includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2  "Field" means:
(a) diagnostic use and products that incorporate osmolarity analysis in ophthalmology and optometry;
(b) osmolarity analysis in the beverage industry;
(c) emergency medicine osmolarity analysis for the following applications: alcohol intoxication, drug intoxication screening; head injury, coma, burns; quality control of pharmaceutical formulations, hospital admixtures, and nutritional support formulary;
(d) obstetrics/gynecology osmolarity analysis for the following applications: pre-eclamptic patients, in-vitro fertilization/intracytoplasmic sperm injection;
(e) internal medicine/endocrinology osmolarity analysis for the following applications: inappropriate adh syndrome, hyper/hyponatremia, diabetes insipidus, insulin therapy, differential diagnosis of polyuria;
(f) pharmacy/quality control osmolarity analysis for the following applications: quality control of pharmaceutical preparations, including infant formulas, electrolyte solutions and other parenterals; cardioplegic fluids; contrast agents; parenteral preparation; wash solution;
(g) surgery/critical care osmolarity analysis for the following applications: hypovolemic/hypervolemic shock prevention; electrolyte/metabolyte imbalance; iv therapy; liver transplant; glycine uptake;
(h) urology/renal function osmolarity analysis for the following applications: renal malfunction differential diagnosis, uremia, osmolal & free water clearance, renal dialysis;
(i) sports medicine osmolarity analysis for the following applications: athlete hydration;
(j) consumer products osmolarity analysis for the following applications: car windshield wash;
(k) pharmaceutical/biotechnology osmolarity analysis for the following applications: quality control of cell lines, tissue cultures, and media manufacture; and
(1) agriculture osmolarity analysis for the following applications: plant hydration. Fields for which first commercial sale has not initiated within 7 years will be excluded.

1.3	"Territory" means worldwide where Patent Rights exist, except for counties where LICENSEE declines to reimburse UCSD patent costs under Paragraph 5.1 (d).

1.4
"Term" means the period of time beginning on the Effective Date and ending on the later of (i) the expiration date of the longest-lived Patent Rights; or (ii) the twenty-first (21st) anniversary of Effective Date.

1.5
"Patent Rights" means any of the following: the US patent application (Serial No. 60/401,432 titled "Volume Independent Tear Film Osmometer") disclosing and claiming the Invention, filed by Inventor on or about August 6, 2002 and assigned to UNIVERSITY; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.6
"Sponsor Rights" means all the applicable provisions of any license to the United States Government executed by UNIVERSITY and the overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable governmental implementing regulations.

1.7
"Licensed Method" means any method that is covered by Patent Rights the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement of any pending or issued and unexpired claim within Patent Rights.

1.8
"Licensed Product" means any services, composition or product that is covered by the claims of Patent Rights, or that uses or is produced by the Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE by UNIVERSITY herein, an infringement of any pending or issued and unexpired claim within the Patent Rights.

1.9	"Sublicensee" means a third party to whom LICENSEE grants a sublicense of certain rights granted to LICENSEE under this Agreement.

1.10
"Net Sales" means the total of the gross invoice prices of Licensed Products sold by LICENSEE, an Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Products in foreign countries); transportation charges; or credits to customers because of rejections or returns. For purposes of calculating Net Sales, transfers to an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the Affiliate shall be treated as sales by LICENSEE at list price of LICENSEE, or (ii) resale by an Affiliate shall be treated as sales at the list price of the Affiliate.

1.11
"Patent Costs" means all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent application, re-examination, re-issue, interference, and opposition activities related to patents or applications in Patent Rights.

ARTICLE 2. GRANTS

2.1
License. Subject to the limitations set forth in this Agreement, UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts, an exclusive license under Patent Rights to make, use, sell, offer for sale, and import Licensed Products and to practice the Licensed Method in the Field within the Territory and during the Term.

2.2  Sublicense.

(a) Subject to the limitations set forth in this Agreement, UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts, the right to sublicense the Patent Rights to Sublicensees but only for so long as LICENSEE'S license under the Patent Rights is exclusive.

(b) Notwithstanding any other terms in this Agreement, LICENSEE shall not sublicense the Patent Rights to any Affiliate of LICENSEE or to any Affiliate of LICENSEE'S Affiliates.

(c) With respect to sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

(1) not receive, or agree to receive, anything of value in lieu of cash as considerations from a third party under a sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of UNIVERSITY;

(2) to the extent applicable, include all of the rights of and obligations due to UNIVERSITY (and, if applicable, Sponsor Rights) contained in this Agreement;

(3) promptly provide UNIVERSITY with a copy of each sublicense issued; and

(4) collect and guarantee payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UNIVERSITY from Sublicensees.

(d)
(1)
LICENSEE shall notify UNIVERSITY of any proposed grant of a sublicense and the terms thereof. UNIVERSITY shall then have ten (10) business days to notify LICENSEE that the terms of such proposed sublicense is acceptable or not acceptable, provided, however, that if UNIVERSITY does not notify LICENSEE that the terms are either acceptable or not acceptable, then UNIVERSITY shall be deemed to accept the proposed terms of such proposed sublicense.

(2)
If a sublicense has been preapproved according to subparagraph 2.2 (d)(1), upon termination of this Agreement for any reason, such sublicense shall continue in full force and effect. If a sublicense has been preapproved according to subparagraph 2.2 (d)(1), upon the license grant in Paragraph 2.1 becoming nonexclusive such sublicense shall continue in full force and effect and all of the payments received thereafter by LICENSEE from such Sublicensee, if any, shall be paid and/or forwarded to UNIVERSITY.

(3)
Unless sublicense has been preapproved according to subparagraph 2.2 (d)(1), upon termination of this Agreement for any reason, or upon the license grant in Paragraph 2.1 becoming nonexclusive, UNIVERSITY, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to UNIVERSITY any and all sublicenses.

2.3  Reservation of Rights. UNIVERSITY reserves the right to:

(a)  use the Invention and Patent Rights for educational and research purposes;
(b)  publish or otherwise disseminate any information about the Invention at any time; and
(c)  allow other nonprofit institutions to use Invention, and Patent Rights for educational and research purposes in their facilities.

ARTICLE 3. CONSIDERATIONS

***Article 3 in its entirety, which consists of four pages, has been omitted pursuant to a request for confidential treatment and has been filed separately with the U.S. Securities and Exchange Commission.

ARTICLE 4. REPORTS, RECORDS AND PAYMENTS

4.1  Reports.

(a)  Progress Reports.
(1)
Beginning July 1, 2003 and ending on the date of first commercial sale of a Licensed Product, LICENSEE shall submit to UNIVERSITY semi-annual progress reports covering LICENSEE's (and Affiliate's and Sublicensee's) activities to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same. Such reports shall include a summary of work completed; summary of work in progress; current schedule of anticipated events or milestones; market plans for introduction of Licensed Products; and summary of resources (dollar value) spent in the reporting period.

(2)	LICENSEE shall also report to UNIVERSITY, in its immediately subsequent progress report, the date of first commercial sale of a Licensed Product in each country.

(b)
Royalty Reports. After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to UNIVERSITY quarterly reports on or before February 28, May 31, August 31 and November 30 of each year. Each report shall cover LICENSEE's (and each Affiliate's and Sublicensee's) most recently completed calendar quarter and shall show:

(1) the gross sales, deductions as provided in Paragraph 1.10, and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;
(2) the number of each type of Licensed Product sold;
(3) sublicense fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;
(4) the method used to calculate the royalties; and
(5) the exchange rates used.

If no sales of Licensed Products have been made and no sublicense revenues have been received by LICENSEE during any reporting period, LICENSEE shall so report.

4.2  Records & Audits.

(a)
LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep accurate and correct records of all Licensed Products manufactured, used, and sold, and sublicense fees received under this Agreement. Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b)
All records shall be available during normal business hours for inspection at the expense of UNIVERSITY by UNIVERSITY's Internal Audit Department or by a Certified Public Accountant selected by UNIVERSITY and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments or other compliance issues. Such inspector shall not disclose to UNIVERSITY any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to UNIVERSITY had the LICENSEE reported correctly, plus an interest charge at a rate of ten percent (10%) per year. Such interest shall be calculated from the date the correct payment was due to UNIVERSITY up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of five percent (5%) for any twelve (12) month period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost.

4.3  Payments.
(a)  All fees and royalties due UNIVERSITY shall be paid in United States dollars and all checks shall be made payable to "The Regents of the University of California", referencing UNIVERSITY's taxpayer identification number, 95-6006144. When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

LICENSEE is responsible for all bank charges of wire transferred funds.
Electronic Transfer of Fund Information

***A portion of Section 4.3 has been omitted pursuant to a request for confidential treatment and has been filed separately with the U.S. Securities and Exchange Commission.

UCSD addendum information: UCSD agreement number, contract number, PI, departmental contact person, and Invoice Number.
UNIVERSITY will be notified by fax of a copy of the wire transfer receipt to Technology Transfer & Intellectual Property Services Accounting Division at 858-534-7345. The bank charges should not be deducted from the total amount due to UNIVERSITY.

(b)  Royalty Payments.
(1)	Royalties shall accrue when Licensed Products are invoiced, or if not invoiced when Licensed Products are delivered to a third party or Affiliate.
(2)
LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each such payment shall be for royalties earned during LICENSEE's most recently completed calendar quarter.

(3)
Royalties earned on sales occurring or under sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of UNIVERSITY's tax liability in any particular country may be credited against earned royalties or fees due UNIVERSITY for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(4)
If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to UNIVERSITY into US currency and shall pay UNIVERSITY directly from its US sources of fund for as long as the legal restrictions apply.

(5)	LICENSEE shall not collect royalties from, or cause to be paid on Licensed Products sold to the account of the US Government or any agency thereof as provided for in the license to the US Government.

(6)
In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision.

(c) Late Payments. In the event royalty, reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest charges at a rate of ten percent (10%) per year. Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY.

ARTICLE 5. PATENT MATTERS

5.1  Patent Prosecution and Maintenance.

(a)
Provided that LICENSEE has reimbursed UNIVERSITY for prior Patent Costs pursuant to Paragraph 3.2, UNIVERSITY shall diligently prosecute and maintain the United States and, if available, foreign, patents and applications in Patent Rights using counsel of its choice. UNIVERSITY shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from UNIVERSITY, and all patents and patent applications in Patent Rights shall be assigned solely to UNIVERSITY. UNIVERSITY shall give LICENSEE notice of its intent and plans to file any United States and/or foreign patents and applications in Patent Rights.

(b)
UNIVERSITY shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement.

(c)
LICENSEE shall cooperate and assist UNIVERSITY to apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law. LICENSEE shall prepare all documents for such application, and UNIVERSITY shall execute such documents and to take any other additional action as LICENSEE reasonably requests in connection therewith.

(d)
LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months written notice to UNIVERSITY. UNIVERSITY shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. UNIVERSITY, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall then have no further license with respect thereto. Non-payment of any portion of Patent Costs with respect to any application or patent, after notice to LICENSEE and a 30 day period in which to cure such non-payment, may be deemed by UNIVERSITY as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent. UNIVERSITY is not obligated to file, prosecute, or maintain Patent Rights to which LICENSEE has terminated its License hereunder.

5.2  Patent Infringement.

(a)
If LICENSEE learns of any substantial infringement of Patent Rights, LICENSEE shall so inform UNIVERSITY and provide UNIVERSITY with reasonable evidence of the infringement, and UNIVERSITY hereby agrees to take no action for at least ninety (90) days thereafter. If UNIVERSITY learns of any substantial infringement of Patent Rights, UNIVERSITY shall so inform LICENSEE and provide LICENSEE with reasonable evidence of the infringement, and LICENSEE hereby agrees to take no action for at least ninety (90) days thereafter. Neither party shall notify a third party of the infringement of Patent Rights without the consent of the other party. Both parties shall use reasonable efforts and cooperation to terminate infringement without litigation.

(b)
If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date notice of such infringing activity is given to the other party pursuant to 5.2(a) above, the LICENSEE shall have the first right to institute suit for patent infringement against the infringer. UNIVERSITY may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of the Licensee's suit or any judgment rendered in that suit. The LICENSEE may not join UNIVERSITY in a suit initiated by the LICENSEE without UNIVERSITY's prior written consent, provided, however, that if UNIVERSITY is a necessary or required party in any such suit, then no consent shall be required. If, in a suit initiated by the LICENSEE, UNIVERSITY is involuntarily joined other than by the LICENSEE, or if UNIVERSITY is joined because it is deemed to be a necessary or required party, the LICENSEE will pay any costs incurred by UNIVERSITY arising out of such suit, including but not limited to, any reasonable legal fees of counsel that UNIVERSITY selects and retains to represent it in the suit.

(c)
Recoveries from actions brought by LICENSEE pursuant to Paragraph 5.2(b) shall belong to the LICENSEE, provided, however, that the amount such recoveries exceed LICENSEE's expenses for such actions shall be subject (i) to the royalty in Paragraph 3.1(g) above if the net amount of any such recovery is considered to be "Net Sales;" or (ii) subject to the sublicensing royalties in Paragraph 3.1(e) or 3.1(f) above as may be appropriate if the net amount of any such recovery is considered to be "royalties" payable to LICENSEE as if in a LICENSEE-Sublicensee relationship. If LICENSEE has not initiated any action to abate the infringing activity within ninety (90) days after the expiration of the ninety (90) days after notice of such infringing activity is given to the other party pursuant to 5.2(a) above, then UNIVERSITY shall have the right to bring such suit, and recoveries from such actions brought by UNIVERSITY shall belong entirely to UNIVERSITY.

(d)
Each party shall cooperate with the other in litigation proceedings at the expense of the party bringing suit. Litigation shall be controlled by the party bringing the suit, except that UNIVERSITY may be represented by counsel of its choice in any suit brought by LICENSEE.

5.3	Patent Marking. LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

ARTICLE 6. GOVERNMENTAL MATTERS

6.1
Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify UNIVERSITY if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2
Export Control Laws. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

ARTICLE 7. TERMINATION OF THE AGREEMENT

7.1
Termination by UNIVERSITY. If LICENSEE fails to perform or violates any term of this Agreement, then UNIVERSITY may give written notice of default ("Notice of Default") to LICENSEE. If LICENSEE fails to cure the default within sixty (60) days of the Notice of Default, UNIVERSITY may terminate this Agreement and the license granted herein by a second written notice ("Notice of Termination") to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of UNIVERSITY.

7.2  Termination by Licensee.

(a)
LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a ninety (90) day written notice to UNIVERSITY. Said notice shall state LICENSEE's reason for terminating this Agreement.

(b)
Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to UNIVERSITY or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of UNIVERSITY arising under this Agreement prior to termination.

7.3	Survival on Termination. The following Paragraphs and Articles shall survive the termination of this Agreement:

(a) Article 1 (DEFINITIONS)
(b) Article 4.2 & 4.3 (RECORDS, AUDITS AND PAYMENTS)
(c) Paragraph 7.4 (Disposition of Licensed Products on Hand);
(d) Paragraph 8.2(a) (Indemnification);
(e) Article 9 (USE OF NAMES AND TRADEMARKS);
(f) Article 10 (MISCELLANEOUS PROVISIONS)

7.4	Disposition of Licensed Products on Hand. Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

ARTICLE 8. LIMITED WARRANTY AND INDEMNIFICATION

8.1  Limited Warranty.

(a)  UNIVERSITY warrants that it has the lawful right to grant this license.

(b)
The license granted herein is provided "AS IS" and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. UNIVERSITY makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights will not infringe any other patent or other proprietary rights.

(c)
In no event shall UNIVERSITY be liable for any incidental, special or consequential damages resulting from exercise of the license granted herein or the use of the Invention, Licensed Product, or Licensed Method.

(d)  Nothing in this Agreement shall be construed as:

(1)	a warranty or representation by UNIVERSITY as to the validity or scope of any Patent Rights;
(2)	a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;
(3)	an obligation to bring or prosecute actions or suits against third parties for patent infringement;
(4)
conferring by implication, estoppel or otherwise any license or rights under any patents of UNIVERSITY other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights;

(5)  an obligation to furnish any know-how not provided in Patent Rights.

8.2  Indemnification.

(a)
LICENSEE shall indemnify, hold harmless and defend UNIVERSITY, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventor of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification shall include, but not be limited to, any product liability.

(b)
On or before the date of the commercial distribution of the first Licensed Product or on the date of initiation of any human trials necessary for FDA approval (if required), whichever occurs first, LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(1)
comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (i) each occurrence, $1,000,000; (ii) products/completed operations aggregate, $5,000,000; (iii) personal and advertising injury, $1,000,000; and (iv) general aggregate (commercial form only), $5,000,000; and

(2)	the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c)
LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to UNIVERSITY of any modification; (ii) indicate that UNIVERSITY has been endorsed as an additional insured under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY.

(d)
UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY in respect of which UNIVERSITY intends to invoke the provisions of this Article. LICENSEE shall keep UNIVERSITY informed on a current basis of its defense of any claims under this Article.

ARTICLE 9. USE OF NAMES AND TRADEMARKS

9.1
Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, "The Regents Of The University Of California" or the name of any campus of the University Of California is prohibited, without the express written consent of UNIVERSITY.

9.2
UNIVERSITY may disclose to the Inventor the terms and conditions of this Agreement upon their request. If such disclosure is made, UNIVERSITY shall request the Inventor not disclose such terms and conditions to others.

9.3
UNIVERSITY may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but UNIVERSITY shall not disclose the financial terms of this Agreement to third parties, except where UNIVERSITY is required by law to do so, such as under the California Public Records Act.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1	Correspondence. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a) on the date of delivery if delivered in person, or

(b) five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to LICENSEE:

OcuSense, Inc.
1820 Holmby Avenue #4
Los Angeles, CA 90025
Attention: Eric Donsky

If sent to UNIVERSITY:

University of California, San Diego
Technology Transfer & Intellectual Property Services
9500 Gilman Drive
La Jolla, CA 92093-0910
Attention: Assistant Vice Chancellor

10.2  Secrecy.

(a)
"Confidential Information" shall mean information relating to the Invention and disclosed by UNIVERSITY to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked "Confidential", or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by UNIVERSITY and sent to LICENSEE:

(a)	LICENSEE shall:

(1)	use the Confidential Information for the sole purpose of performing under the terms of this Agreement;
(2)	safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;
(3)
not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of UNIVERSITY, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

(i)	LICENSEE can demonstrate by written records was previously known to it;
(ii)	is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE; or
(iii)	is lawfully obtained by LICENSEE from sources independent of UNIVERSITY; and

(c)	The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.3	Assignability. This Agreement may be assigned by UNIVERSITY, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of UNIVERSITY.

10.4	No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5
Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

10.6
Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7
Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party's obligations herein shall resume.

10.8
Headings. The headings of the several sections or paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9
Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10	Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11
Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

OCUSENSE INC.                                                                                                                                                                               THE REGENTS OF THE
                                                                                                                                                                                                              UNIVERSITY OF CALIFORNIA:

BY: /s/ Eric Donsky                                                                                                                                                                          BY: /s/ Alan S. Paau
      __________________                                                                                                                                                                   ____________________
      (Signature)                                                                                                                                                                                          (Signature)

Name: Eric Donsky                                                                                                                                                                            Name: Alan S. Paau
Title: CEO                                                                                                                                                                                            Title: Assistant Vice Chancellor
                                                                                                                                                                                                              Technology Transfer & Intellectual
                                                                                                                                                                                                              Property Services

Date: March 12, 2003                                                                                                                                                                         Date: March 7, 2003

EXHIBIT A: CERTIFICATE OF INCORPORATION
OCUSENSE, INC.

Delaware

PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "OCUSENSE, INC.", FILED IN THIS OFFICE ON THE SEVENTH DAY OF JANUARY, A.D. 2003, AT 4:57 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

3611703 8100

030011671

AUTHENTICATION: 2191081

DATE: 01-07-03

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:57 PM 01/07/2003
030011671 - 3611703

CERTIFICATE OF INCORPORATION

OF

OCUSENSE, INC.

ARTICLE I.

The name of this Corporation is OcuSense, Inc..

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware and the County of Kent is 30 Old Rudnick Lane, Dover, DE 19901 and the name of the registered agent at that address is LexisNexis Document Solutions Inc.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

The name of the Corporation's incorporator is Susan M. Reynholds and the incorporator's mailing address is 12390 El Camino Real, San Diego, CA 92130.

ARTICLE V.

This Corporation is authorized to issue one million (1,000,000) shares of common stock, $0.001 par value.

ARTICLE VI.

A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

Any repeal or modification of the foregoing provisions of this Article III by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE VIII.

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX.

The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation.

ARTICLE X.

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

ARTICLE XI.

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

2.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation this 7th day of January, 2003.

Susan M. Reynholds, Incorporator

3.